March 4, 1996

Scott J. Klosinski, Esq.
3525-B Walton Way
Augusta, Georgia 30909

Re:   Radio Stations WAEG(FM) and WAEJ(FM)
      ------------------------------------

Dear Mr. Klosinski:

This letter, when countersigned by the Bankruptcy Trustee (the "Trustee") for Jones Eastern Radio of Augusta, Inc., Debtor-in-Possession (the "Seller"), shall constitute the mutual binding agreement (the "Agreement") of the parties hereto with respect to the acquisition (the "Acquisition") by a wholly-owned subsidiary of Multi-Market Radio, Inc. (the "Purchaser"), of substantially all of the assets used in the operation of radio stations WAEG(FM), Waynesboro, Georgia and WAEJ(FM), Evans, Georgia (together, the "Stations"), including but not limited to the FCC licenses of the Stations, on the terms described below.

Multi-Market Radio, Inc. ("Multi-Market Radio") is a publicly traded, NASDAQ-listed company which, through wholly-owned subsidiaries, currently owns and operates 15 radio stations in 8 markets in the eastern United States, including the Augusta, Georgia market, and is under contract to acquire 11 additional radio stations in 4 separate markets. The obligations of the Purchaser to acquire the Stations in accordance with the terms of this Agreement and to pay the consideration set forth herein are and shall be fully and unconditionally guaranteed by Multi-Market Radio.

1. Acquisition of Assets. The Seller shall sell and the Purchaser shall acquire substantially all of the assets of the Seller of whatsoever kind and nature, real and personal, tangible and intangible, which are used or held for use by or relate to the ownership and operation of the Stations (collectively, the "Station Assets"), including but not limited to all of the Seller's rights in and to (i) the Stations' FCC Licenses and the call letters "WAEG(FM)" and "WAEJ(FM)"; (ii) all equipment, office furniture and fixtures, supplies, inventory, spare parts and other tangible personal property of every kind and description; (iii) all leases of real and personal property; (iv) all programs and programming material of whatever form or nature owned by the Seller; (v) all trademarks, trade names, service marks, jingles, logos and slogans or licenses to use the same, together with any associated goodwill; (vi) all of the Seller's rights in and to the








Scott J. Klosinski, Esq.
March 4 1996
Page 2 of 6



files, records and books of account of the Stations; and (vii) all of the Seller's rights under manufacturers' and vendors' warranties relating to items included in the Station Assets.

2. Liens and Encumbrances. The Station Assets shall be transferred to the Purchaser free and clear of all debts, security interests, mortgages, trusts, claims, pledges, conditional sales agreements or other liens, liabilities and encumbrances whatsoever, other than the first lien and security interest of Bible Broadcast Network, Inc. ("Bible Broadcast Network") which shall continue to secure that certain note dated January 27, 1994 in the stated principal sum of $475,000 (the "Senior Note"), executed by Jones Eastern Radio of Augusta, Inc. ("Jones Eastern"), in favor of Bible Broadcast Network, which shall be assumed by the Purchaser as part of the Purchase Price for the Stations.

3. Purchase Price. The aggregate consideration (the "Purchase Price") for the transfer of the Station Assets from the Seller to the Purchaser shall be as follows:

       (i) The Purchaser shall pay to Bible Broadcast Network in cash at Closing an amount equal to the then outstanding accrued and unpaid interest and principal due under the Senior Note and the reasonable attorney's fees incurred by Bible Broadcast Network in protecting its rights and interests under the Senior Note. It is the Purchaser's understanding that this amount will aggregate approximately $50,000 at Closing. Additionally, the Purchaser shall assume and pay in full the remaining amounts due under the Secured Note in accordance with the amortization schedule set forth therein.

        (ii) The Purchaser shall pay to the Internal Revenue Service (the "IRS") in cash at Closing the outstanding unremitted FICA and FUTA taxes, including interest (but excluding penalties), owed by Jones Eastern to the IRS. It is the Purchaser's understanding that the outstanding FICA and FUTA liability of Jones Eastern will aggregate approximately $200,000 at Closing.

        (iii) The Purchaser shall pay to the bankruptcy estate in cash at Closing the sum of $165,000 for the benefit of administrative expenses, trustee fees, state taxes, etc., with the remaining amounts to go to the unsecured creditors of Jones Eastern.

4. Studio and Tower Leases. At Closing, the Seller shall assign to the Purchaser all









Scott J. Klosinski, Esq.
March 4, 1996
Page 3 of 6



of the Seller's right, title and interest in and to the Seller's studio lease with ARA Development, Ltd., and the Seller's tower lease with Bible Broadcast Network (together, the "Leases"). The Purchaser shall assume all of the Seller's liabilities and obligations which arise under the Leases from and after the Closing.

5. Closing. Except as otherwise mutually agreed upon by the Seller and the Purchaser, the closing (the "Closing") of the Acquisition shall occur within five (5) business days following the date on which the consent of the Federal Communications Commission (the "FCC") to the assignment of the Stations' FCC Licenses from the Seller to the Purchaser shall have become a Final Order (the "Closing Date"). For the purposes of this Agreement, the FCC's consent to the assignment of the Stations' FCC Licenses shall be deemed to be a Final Order when (i) it has not been vacated, reversed, stayed, set aside, annulled or suspended; (ii) it is not the subject of any pending timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion; and (iii) it is an action by the FCC as to which the time for filing any such appeal, request, petition or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC has expired.

6. FCC Applications. The Seller and the Buyer shall hereafter file with the FCC the requisite applications (the "FCC Applications") for the assignment of the Stations' FCC Licenses within ten (10) business days following the approval of the terms of this Agreement by the United States Bankruptcy Court for the Southern District of Georgia (the "Bankruptcy Court") and the execution and delivery of this Agreement by the Trustee on behalf of the Seller. Thereafter, the Seller and the Purchaser shall prosecute the FCC Applications with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Applications as expeditiously as practicable.

7. Sales and Programming Agreements. Simultaneously with the execution and delivery of this Agreement, the Seller and the Purchaser have entered into a Joint Sales Agreement (the "JSA") in the form of Exhibit A hereto pursuant to which the Purchaser has acquired the Stations' commercial advertising time inventory in bulk for resale on a retail basis pending the Closing of the Acquisition. Under the existing rules and regulations of the FCC, a licensee is precluded from owning more than two (2) FM radio stations in a market the size of Augusta, and that limit also applies to Local Market









Scott J. Klosinski, Esq.
March 4, 1996
Page 4 of 6



Agreements, or "LMA's". However, pursuant to the terms of the recently enacted Telecommunications Bill of 1996 (the "Telecommunications Bill"), the FCC has been instructed to revise its existing rules and regulations to permit, among other things, a licensee to own up to four (4) FM radio stations in a market the size of Augusta. The increase also applies to LMA's. The FCC has stated that it will issue its revised rules and regulations on ownership limits during the month of March 1996. Upon the issuance of the revised rules and regulations by the FCC, the JSA will convert into an LMA in the form of Exhibit B hereto.

8. Closing Conditions. The obligations of the Purchaser under this Agreement are subject to the satisfaction of each of the following at or prior to the Closing Date:

        (i) The Seller shall be the holder of the Stations' FCC Licenses, and there shall not have been any modification of the Stations' FCC Licenses which has a material adverse effect on the Stations or the conduct of their business and operations. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify materially and adversely the Stations' FCC Licenses or any other material licenses, permits or other authorizations.

         (ii) The FCC's consent to the assignment of the Stations' Licenses from the Seller to the Purchaser shall have been published and become a Final Order.
         (iii) No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement.

         (iv) The Bankruptcy Court shall have entered an order approving the Acquisition of the Stations by the Purchaser on the terms set forth in this Agreement, and the time within to appeal such order shall have expired and no appeals from such order shall be pending.

         (vi) The Seller shall have delivered or caused to be delivered to the Purchaser on the Closing Date an assignment of the leases to the Purchaser, all necessary third









Scott J. Klosinski, Esq.
March 4, 1 996
Page 5 of 6



party consents to the assignment of the Leases to the Purchaser, a bill of sale for the Station Assets, an assignment of the Stations' FCC Licenses, and such other instruments of conveyance and transfer reasonably satisfactory to the Purchaser effecting the sale, transfer, assignment and conveyance of the Station Assets to the Purchaser in accordance with the terms of this Agreement.

9. Termination. This Agreement may be terminated by either the Seller or the Purchaser, if the party seeking termination is not then in default or breach of this Agreement, by written notice to the other upon the occurrence of any of the following:

          (i) If, on or prior to the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements contained herein or in the JSA or the LMA, and such material default shall not be cured within thirty (30) days of the date of notice of default served by the party claiming such material default; or

          (ii) If the FCC denies the FCC Applications, or if the FCC's consent to the assignment of the Stations' FCC Licenses imposes conditions which in either the Seller's or the Purchaser's reasonable judgment are deemed material or adverse to their respective interests in the Station Assets; or

         (iii) If there is a material loss or damage to any of the Station Assets prior to Closing through no fault of the Purchaser, which loss or damage is not covered by insurance or which in the aggregate would cost more than $20,000 to repair or replace, it being understood that the risk of loss or damage to any of the Station Assets prior to the Closing Date shall be on the Seller.

10. Miscellaneous. This Agreement, together with the JSA and the LMA, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement. The construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving









Scott J. Klosinski, Esq.
March 4, 1996
Page 6 of 6



effect to the choice of law provisions thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Kindly indicate your acceptance and agreement with the terms of this Agreement by signing in the space provided below.


Very truly yours,

MULTI-MARKET RADIO, INC.



By: /s/ Kraig Fox
    ____________________
       Kraig Fox
       Secretary



AGREED TO AND ACCEPTED:

JONES EASTERN RADIO OF AUGUSTA, INC.,
Debtor-In-Possession



By: /s/ C.J. Jones
    _____________________
    Name:  C.J. Jones
    Title: President/CEO